Exhibit 99.1

Vishay Announces Acquisition of a Specialty Capacitor Product Line from Kemet

MALVERN, Pa.--(BUSINESS WIRE)--Sept. 15, 2008--Vishay Intertechnology, Inc. (NYSE:VSH) announced today the acquisition of a specialty capacitor (wet tantalum) product line from KEMET Corporation (NYSE: KEM) for $35.2 million and other consideration in the form of a three-year term loan of $15 million. Sales of these products during Kemet's fiscal-year ended March 31, 2008 were approximately $16.0 million, of which approximately $7 million represent former Arcotronics products (acquired last year by KEMET) sold mostly outside of the US and approximately $9 million of original KEMET products sold mostly in the US. Worldwide sales during the quarter ended June 30, 2008 were $4.4 million. Closing is scheduled to occur by the close of business today.

Terms of the secured loan of $15 million to KEMET from Vishay include a three-year non-amortizing maturity, an interest rate of LIBOR plus four percent, security consisting of accounts receivable currently in the amount of approximately $34 million, and certain limited events of default.

Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, and Dr. Gerald Paul, President and CEO, stated, "With this acquisition we broaden our product portfolio in specialty capacitors used in military, aerospace and medical applications. It fits our strategy to expand our product offering in specialty lines."

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT: Vishay Intertechnology, Inc.
Peter G. Henrici, +1-610-644-1300
Senior Vice President Corporate Communications
SOURCE: Vishay Intertechnology, Inc.